Exhibit 1.2

Board Charter

CLINUVEL Pharmaceuticals Limited

ACN 089 644 119

1. Introduction

The Board of CLINUVEL Pharmaceuticals Limited (the Company) has adopted this Charter to outline the manner in which its constitutional powers and responsibilities will be exercised and discharged, adopting principles of good corporate governance and practice where applicable to the individual circumstances of the Company.

The Board derives its authority to act from the Company’s Constitution.

2. Background

The Board of the Company is ultimately responsible for the oversight and review of the management, administration and overall governance of the Company, including:

●	the protection of shareholders’ interests;

●	authorising policies and overseeing the strategic direction of the Company;

●	establishing goals for management and monitoring the achievement of these goals; and

●	engaging, reviewing and identifying succession for replacing tthe Chief Executive Officer (CEO).

3. Board Guarantee

In carrying out its responsibilities and powers as set out in this Charter, the Board will at all times recognise its overriding responsibility:

●	to act honestly, fairly and diligently;

●	to act in accordance with laws and regulations;

●	to avoid or manage conflicts of interests; and

●	to promote the Company as a good corporate citizen; and

●	to achieve and maintain community respect.

4. Composition

It is intended that the composition of the Board of the Company, be determined using the following principles:

●	the Constitution provides for a minimum of three directors, which may be increased by the Board to a maximum of eight directors where the Board considers additional expertise is required or when an outstanding candidate is identified;

●	the appointed Chair of the Board should be an non-executive director.

●	the appointed Chair of the Board is the only official spokesperson for the Board, unless the Board determines otherwise.

The Board considers that it should comprise directors with an appropriate range and mix of qualifications and specific expertise that will enable the Board to effectively function. The criteria for considering new candidates for the Board are set out in the Charter of the Nomination Committee.

The Board only considers directors to be independent where they are independent of management and free of any business or other relationship that could materially interfere with - or could reasonably be perceived to interfere with - the exercise of their unfettered and independent judgement. The Board also regularly reviews the independence of each director in light of interests disclosed to the Board from time to time.

5. Role

The Board has ultimate responsibility to set policy regarding the business and affairs of the Company and its subsidiaries for the benefit of the shareholders and other stakeholders of the Company. The Board is accountable to shareholders for the performance of the Group.

The Board has the following responsibilities and functions:

5.1 Responsibilities

a)	reviewing and approving corporate strategies, budgets, plans and policies developed by management and evaluating performance of the Group against those strategies and business plans in order to:

●	monitor the performance of functions delegated to senior management including the progress of major capital expenditure, capital management, acquisitions, divestitures and strategic commitments;

●	approving and monitoring the budget and the adequacy and integrity of financial and other reporting such that the financial performance of the company has sufficient clarity to be actively monitored; and

●	assess the suitability of the Company’s overall strategies, business plans and resource allocation;

b)	approving the appointment of a CEO for the ongoing management of the business and its strategies;

c)	regularly evaluating the performance of the CEO and executive management, where not undertaken by Committee’s in the first instance, and ensuring appropriate executive succession planning is conducted;

d)	approving the Company’s remuneration framework;

e)	monitoring financial and business results (including the audit process) to understand at all times the financial position of the Group;

f)	reviewing and ratifying systems of audit, risk management and internal compliance and control, codes of conduct and legal compliance to minimise the possibility of the Company operating beyond acceptable risk parameters;

g)	monitoring the timeliness and effectiveness of reporting to shareholders;

h)	approving the annual and half yearly accounts;

i)	implementing a culture of compliance with applicable legal and ethical standards and business practices;

j)	approving decisions affecting the Company’s capital structure, including determining the Company’s dividend policy and declaring dividends;

k)	recommending to shareholders the appointment of the external auditor as and when their appointment or re-appointment is required to be approved by them;

l)	to oversee the selection and appointment practices for directors having regard to the Company’s policies on workplace diversity;

m)	to set appropriate nomination policies for Board membership;

n)	to develop procedures for assessing its performance and to perform self-assessments.

5.2 Delegation to management

As indicated above, the Board has retained ultimate responsibility for the strategic direction and control of the Company. The Board delegates management of the Company’s resources to the senior managers under the leadership of the CEO to deliver on the strategic goals determined by the Board. The responsibilities of management include:

●	developing business plans, budgets and strategies for consideration by the Board and, to the extent approved by the Board, implementing these plans, budgets and strategies;

●	operating the business within the parameters set by the Board from time to time, and keeping the Board informed of material developments in the businesses;

●	identifying and managing regulatory, operational and other risks and, where those risks could have a material impact on the business, formulating strategies for managing these risks for consideration by the Board;

●	managing reporting mechanisms and control and monitoring systems to ensure that these mechanisms and systems capture all relevant material information on a timely basis and are functioning effectively;

●	ensuring that the Board is provided with sufficient and timely information concerning performance, results and forecasts, to enable the Board to fulfil its governance responsibilities; and

●	implementing the policies, processes, procedures and codes of conduct approved by the Board.

5.3 Delegation to committees

The Board from time to time establishes Committees to streamline the discharge of its responsibilities and, for each standing Committee, adopts a formal charter setting out the matters relevant to the composition, responsibilities and administration of such Committees.

The Board has, at the date of this Charter, established the:

a)	Audit and Risk Committee; and

b)	Remuneration Committee; and

c)	Commercial Committee; and

d)	Nomination Committee.

The Board also delegates specific functions to ad hoc Committees on an “as needs” basis. The powers delegated to these Committees are set out in Board resolutions.

6. Proceedings

6.1	The Board will meet as often as it considers necessary. Any member may call a meeting of the Board via the Chair.

6.2	The agenda for each meeting will be implemented by the CEO and Chair and will be distributed by the Secretary to all members of the Board as far in advance as possible to the meeting.

6.3	The quorum for a Board meeting is two Board members.

6.4	The Board may invite anyone it considers appropriate to attend Board meetings.

6.5	Board meetings may be held by any technological means allowing its members to participate in discussions even if all of them are not physically present in the same place.

6.6	The dates, times and venues of each meeting of the Board will be notified by the Secretary to all members of the Board as far in advance as possible.

6.7	Supporting papers for each meeting of the Board will be distributed by the Secretary to all members of the Board as far in advance as possible to the meeting.

6.8	Proceedings of the Board will be governed by the provisions of the Constitution, in so far as they may be applicable.

6.9	All directors and other attendees at Board or Committee meetings are, as officers and/or fiduciaries, required to keep all information presented to (whether written or oral) or discussed at Board and Committee meetings confidential.

7. Chair

7.1	In the absence of the Chair, the remaining members will elect one of their number as Chair of the meeting.

8. Minutes

8.1	The Secretary will be responsible for keeping the minutes of its meetings and circulating them to the Chair of the Board for review, the other members of the Board and other Board meeting attendees as appropriate.

8.2	Minutes of meetings of the Board will be distributed to members as soon as practicable following the meeting and tabled for approval at the next Board meeting.

8.3	Minutes, agenda and supporting papers are available to Directors upon request to the Secretary, except if a conflict of interest exists.

9. Authority

9.1	Access

The Board has unrestricted access to executive and senior management, all employees and all Company records and to financial and legal advisers.

10. Review

The Board of the Company will, at least once in each year review the membership and charters of the Board to determine their adequacy in the current circumstances and to determine that the Board’s processes are adequate to ensure it is able to carry out its functions in the most effective manner. The Company Secretary ensures the Board and Committee charters are reviewed.

11. Approved and Adopted

11.1	This Charter was approved and adopted by the Board on 16 December 2024.

Board Protocol

The Board of Clinuvel Pharmaceuticals Limited (the Company) has adopted Protocols that outline the practices and procedures of the Board, as to:

●	the manner in which information may be obtained by directors to ensure the discharge of their functions and duties;

●	the applicable definition of and materiality test to be applied in determining the “independence” of non-executive directors; and

●	the acceptance of non-Clinuvel appointments by Non-Executive Directors.

It is intended that this Protocol be read together with the Company’s Board Charter.

1. Information Protocol

1.1	Overriding Principles

The Board of the Company should have full and free access to information regarding the operations and finances of the Company.

The Board is committed to exercising and discharging its powers and responsibilities in accordance with principles of good corporate governance and practice that accord with international best practice and applicable laws.

1.2	Board meetings

In order to ensure that the Board is provided with sufficient, timely and relevant information, the CEO will set the agenda for meetings and with the assistance of the Company Secretary, organise the preparation of Board papers to support the agenda. The Company Secretary will ensure the timely completion and despatch of the Board papers.

Where necessary or appropriate, directors should provide the CEO and/or Company Secretary with comments upon the form and content of the agenda and the timeliness, content or relevance of the papers provided in support of the agenda to ensure that adequate information is being provided to directors at Board meetings.

1.3	Independent advice

Subject to prior discussion with the Chair, a Director can seek independent professional advice at the Company’s expense. The Chair must notify the other Directors of any approach he or she has received from a Director and any approval he or she gives not later than at the next Board meeting, and any resulting advice must be issued to other Board members as soon as practicable.

The formal procedures relating to the obtaining of such advice are as follows:

●	the Chair is entitled to seek independent professional advice at the Company’s expense;

●	any other Director is entitled to seek independent professional advice at the Company’s expense where:

(a) the issue or matter in question is one which the Director reasonably considers, after consulting with the Chair, is of a character that makes the obtaining of independent professional advice appropriate; and

(b) the Chair following such consultation consents to the obtaining of the advice, such consent not to be unreasonably withheld.

The Chair must notify his or her consent to the other Directors not later than at the next Board Meeting;

●	the Director should instruct a suitably qualified expert in the appropriate field;

●	before instructing the expert, the Director (other than the Chair) should advise the Chair of the fee payable, which must be reasonable having regard to the nature of the advice sought and the fees charged by comparable experts in the field;

●	all instructions to the expert must be in writing unless extreme urgency is involved and should specify the party instructing and the capacity in which that party is acting and the party to whom the advice is to be addressed; and

●	a copy of the advice, the letter of instruction, and all materials which accompanied the letter, must be provided to the Board at the request of the Chair.

1.4	Provision of information

It is acknowledged that directors may, from time to time, require or desire access to information outside of the normal Board meetings.

The Board acknowledges that the CEO is responsible for instructing the executive management team in relation to day to day operations of the Company.

In order to ensure that all directors have the benefit of this information and to avoid circumstances where individual directors are making similar or overlapping requests of senior management, requests for information should be referred, in the first instance, to the CEO, who will determine the best manner of responding to that request.

The specific charters of the various Committees of the Board also set out circumstances when it is appropriate for those Committees to seek information from management, the auditors and external consultants. [Outside of those charters, in the interests of ensuring all directors receive the same information, it is the practice of the Board that individual directors do not contact members of management directly.]

Where appropriate, directors may request that the CEO arrange for members of management to present to the Board on specified topics and/or be available to answer questions at Board meetings.

2. Independence of directors

2.1	Definition

In line with the ASX Corporate Governance Principles and Recommendations, a non-executive director will be considered to be independent where the director:

●	is not a significant shareholder (being a shareholding of 5% or more) of the Company or an officer of or otherwise associated directly or indirectly with a significant shareholder of the Company;

●	has not within the last 5 years been employed in any capacity by the Company or another Group Company or been a director after ceasing to hold such employment;

●	has not within the last 3 years been a principal or employee of a material professional adviser or a material consultant to the Company or another Group Company (nor has any close family ties with any of the Company’s advisors, directors or senior employees);

●	is not a material supplier or customer of the Company or another Group Company or an officer of or otherwise associated directly or indirectly with a material supplier or customer;

●	has no material contractual relationship with the Company or another Group Company other than as a director of the Company;

●	has not or has not had within the last 3 years a material business relationship with the Company (either directly or as a partner, shareholder, director or senior employee of a body that has such a relationship with the Company);

●	has not served on the Board for more than 9 years;

●	has not received or is not receiving additional remuneration from the Company apart from directors fees, participation in the Company’s share option or performance related pay scheme, or is not a member of the Company’s superannuation scheme; and

●	does not hold any cross directorships, or have any material links, with other directors through involvement in other companies or bodies.

A director who is also an executive of the Company cannot be independent.

2.2	Materiality thresholds

The Board has determined the following guidelines to determine materiality thresholds for the purposes of the definition of independence adopted by the Board:

●	each situation is considered on a case by case basis;

●	from a quantitative aspect the Board’s view is, in line with relevant accounting standards, that an interest of more than 10% of the relevant base will prima facie be material and an interest of less than 5% of the relevant base will prima facie not be material. Interests of between 5% and 10% of the relevant base may be material, depending on the circumstances. In the context of each situation the Board determines the appropriate base to apply (for example, revenue, equity or expenses); and

●	overriding the quantitative assessment is the qualitative assessment. Specifically, the Board considers whether there are any factors or considerations which may mean that the director’s interest, business or relationship could, or could reasonably be perceived to, materially interfere with the director’s ability to act in the best interests of the Company.

3. Outside Appointments by non-executive directors

Following the introduction of progressively stricter rules covering Directors’ interests and given the time commitments required of directors, it is Board policy that Non-Executive Directors should inform the Chair, or the Board, of acceptance of any non Clinuvel non-executive director appointment to a public company.

Document version control:

Custodian	Company Secretary
Date of next scheduled review	December 2026
Legislative Framework and regulatory compliance	ASX Corporate Governance Principles and Recommendation (4th edition)
Regulators	ASX

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